EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Zamba Corporation:

We consent to the use of our report dated January 23, 2004, with respect to the consolidated balance sheets of Zamba Corporation as of December 31, 2003 and 2002, the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Form S-4.

Our report dated January 23, 2004 contains an explanatory paragraph that states that the Company, among other matters, has negative working capital, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota
October 15, 2004